Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill Vice President – Finance and Treasurer Liz Claiborne Inc. 201.295.7515	Jane Randel Vice President, Corporate Communications Liz Claiborne Inc. 212.626.3408

LIZ CLAIBORNE INC. REPORTS 3rd QUARTER AND FIRST NINE MONTHS RESULTS

•	Reports Q3 GAAP Operating Loss of ($19) Million and GAAP Loss per Share from Continuing Operations of ($0.66)

•	Reports Adjusted Loss Per Share of ($0.24)...($0.04) Excluding Foreign Currency Losses Primarily Associated with our Eurobond

•	Generates Adjusted Operating Income of $8 Million, a $40 Million Improvement Compared to Q3 2009

•	Reports a Gross Margin Increase of More than 600 Basis Points Compared to Q3 2009

•	Reaffirms Second Half 2010 Operating Goals

New York, NY – November 4, 2010 – Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the third quarter of 2010. For the third quarter of 2010 and on a GAAP basis, the loss per share from continuing operations was ($0.66) compared to a loss per share from continuing operations of ($0.93) for the third quarter of 2009.

Adjusted loss per share from continuing operations for the third quarter was ($0.24), compared to an adjusted loss per share from continuing operations of ($0.42) for the third quarter of 2009 (inclusive of a loss of ($0.20) per share in the third quarter of 2010 and ($0.07) in the third quarter of 2009, primarily resulting from the impact of changes in foreign currency exchange rates on our eurobond). Net sales for the third quarter were $658 million, a decrease of $103 million, or 13.6%, from the comparable 2009 period. Excluding the impact of an $83 million decrease in net sales of the Liz Claiborne family of brands resulting from the transition to the licensing models under the JCPenney and QVC arrangements, net sales decreased $20 million, or 2.7%.

For the first nine months of 2010, the Company recorded a loss from continuing operations of ($211) million, or ($2.24) per share, compared to a loss from continuing operations for the first nine months of 2009 of ($248) million, or ($2.65) per share. Adjusted loss per share from continuing operations in the first nine months of 2010 was ($0.80) compared to an adjusted loss per share from continuing operations of ($1.27) in the first nine months of 2009 (inclusive of income (loss) of $0.09 per share in the first nine months of 2010 and ($0.08) per share in the first nine months of 2009, primarily resulting from the impact of changes in foreign currency exchange rates on our eurobond). Net sales for the first nine months of 2010 were approximately $1.836 billion, a decrease of $374 million, or 16.9%, from the comparable 2009 period. Excluding the impact of a $167 million decrease in net sales of the Liz Claiborne family of brands resulting from the transition to the licensing models under the JCPenney and QVC arrangements, net sales decreased $207 million, or 9.1%.

The adjusted results for the third quarter and first nine months of 2010 and 2009 exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges and non-cash write-offs of debt issuance costs. The Company believes that the adjusted results for the third quarter and first nine months of 2010 and 2009 represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results. Unless otherwise noted, references to loss from continuing operations, net loss and adjusted loss from continuing operations and associated per share amounts refer to such amounts attributable to Liz Claiborne Inc., which excludes amounts associated with noncontrolling interests.

William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Our operating results in the third quarter were in-line with the guidance we provided in August. As expected, we posted significantly improved operating profit in the quarter compared to last year. We generated very strong year-over-year improvements in gross margin at kate spade, Mexx and Partnered Brands. Kate also posted an impressive comparable sales increase of 31.8% while comps at Juicy Couture increased 1.3% during the quarter. At Lucky Brand, comparable sales declines moderated to a 7.5% decrease as we re-launched the brand during the quarter with new assortments designed by our new management team. Mexx Europe also re-launched their business in August, as their new management team continues to drive the turnaround, and Mexx overall generated a comp sales decrease of 1.7% in the quarter. We expect that the pace of recovery in both businesses may be uneven as we execute turnarounds in a challenging environment, but we are encouraged by what we’ve seen to date. Finally, the launch of the Liz Claiborne brand license at JCPenney is off to a great start, as the product has really resonated with the consumer.”

Mr. McComb continued, “During the quarter, we continued to generate significant year over year decreases in debt as we posted total debt of $737 million, a $92 million decrease compared to the third quarter of 2009. We are pleased with our working capital position as our inventories are in good shape overall and our receivables are very healthy. We continue to drive positive results in expense management and remain committed to our expense targets for the year. Cash flow from continuing operating activities was $160 million for the latest twelve months, including the receipt of $172 million in net income tax refunds and a $24 million payment to Li & Fung, resulting in availability of $157 million under our revolving credit facility at the end of the quarter.”

Mr. McComb concluded, “Although we remain cautious about the consumer given overall economic conditions, we re-affirm the second half operating targets that we outlined on the August call, which project a meaningful improvement in second half operating results compared to the year ago period. We remain confident that product and marketing initiatives currently in place will generate positive comparable store sales at Juicy, Lucky, Kate and Mexx in the fourth quarter. In our Partnered Brands segment, cash generated from inventory liquidation since the announcement of the closure of Liz Claiborne outlets is expected to mostly offset expenses associated with lease terminations, severance and store operating costs. We also remain optimistic regarding continued strong performance of the Liz brand at JC Penney. Solid execution of our current business plan will enable us to attain the 2012 threshold goals that we outlined earlier in the year.”

The Company will sponsor a conference call at 10:00 am EDT today to discuss its results for the third quarter of 2010. The dial-in number is 1-888-694-4676 with pass code 19360172. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the third quarter of 2010, filed with the Securities and Exchange Commission.

2010 Second Half Guidance

On today’s conference call and associated slide presentation, we will be discussing second half 2010 adjusted guidance for net sales, gross margin, SG&A, operating income and EPS and will also provide additional perspective on the key drivers of these metrics.

THIRD QUARTER RESULTS

Overall Results

Net sales from continuing operations for the third quarter of 2010 were $658 million, a decrease of $103 million, or 13.6% from the third quarter of 2009, reflecting (i) a decline in sales of our Partnered Brands segment, including an $83 million decrease in sales in our Liz Claiborne family of brands as we transitioned to the licensing model under the JCPenney and QVC arrangements; (ii) a sales decline in our International-Based Direct Brands segment; (iii) an increase in sales in our Domestic-Based Direct Brands segment; and (iv) the impact of changes in foreign currency exchange rates in our international businesses which decreased net sales by $13 million, or 1.7%.

Gross profit as a percentage of net sales was 51.3% in the third quarter of 2010 compared to 45.3% in the comparable 2009 period, principally reflecting increased gross profit rates in all segments and an increased proportion of sales from our Domestic-Based Direct Brands segment, which runs at a higher gross profit rate than the Company average.

Selling, general & administrative expenses (“SG&A”) were $357 million, or 54.3% of net sales in the third quarter of 2010, compared to $404 million, or 53.0% of net sales in the third quarter of 2009. The increase in SG&A as a percentage of net sales was primarily due to the decrease in net sales in the third quarter compared to last year. The $47 million decrease in SG&A primarily reflected the following:

•
a $48 million decrease associated with our Partnered Brands segment and corporate SG&A, inclusive of a decrease associated with our Liz Claiborne family of brands as we transitioned to the licensing model under the JCPenney and QVC arrangements;

•	a $9 million decrease due to the impact of changes in foreign currency exchange rates in our international businesses;

•	a $4 million decrease associated with our International-Based Direct Brands segment;

•	an $8 million increase in expenses associated with our streamlining initiatives and brand-exiting activities; and

•	a $6 million increase in our Domestic-Based Direct Brands segment.

Operating loss was ($19) million ((3.0)% of net sales) in the third quarter of 2010 compared to an operating loss of ($59) million ((7.7%) of net sales) in the third quarter of 2009. Adjusted operating income in the third quarter of 2010 was $8 million (1.3% of net sales) compared to an adjusted operating loss of ($32) million ((4.2%) of net sales) in 2009. The impact of changes in foreign currency exchange rates in our international businesses decreased third quarter operating loss by $1 million.

Other expense, net was $30 million in the third quarter of 2010, compared to $10 million in the third quarter of 2009, primarily reflecting (i) the impact of the partial de-designation of the hedge of our investment in certain euro functional currency subsidiaries, which resulted in the recognition of non-cash foreign currency translation losses of $26 million and $9 million for the third quarter of 2010 and 2009, respectively, on our euro-denominated notes and (ii) foreign currency transaction gains and losses in the third quarter of 2010 and 2009.

Interest expense, net decreased $4 million, or 27.6%, to $13 million in the third quarter of 2010 compared to $17 million in the third quarter of 2009, primarily reflecting decreased interest expense due to reduced levels of outstanding borrowings under our revolving credit facility.

Provision for income taxes was $1 million in the third quarter of 2010, flat compared to the third quarter of 2009. The income tax provision in the third quarter of 2010 and 2009 primarily represented increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions.

Loss from continuing operations in the third quarter of 2010 was ($62) million, or ($0.66) per share, compared to a loss from continuing operations in the third quarter of 2009 of ($87) million, or ($0.93) per share. Adjusted loss per share from continuing operations in the third quarter of 2010 was ($0.24) compared to adjusted loss per share from continuing operations of ($0.42) in the third quarter of 2009.

Net loss in the third quarter of 2010 was ($63) million, inclusive of losses related to discontinued operations, compared to a net loss of ($91) million, inclusive of losses related to discontinued operations of ($4) million, in the third quarter of 2009. Loss per share was ($0.67) in the third quarter of 2010 compared to a loss per share of ($0.96) in the third quarter of 2009.

Balance Sheet and Cash Flow

Accounts receivable decreased $95 million, or 25.6%, in the third quarter of 2010, compared to the third quarter of 2009, primarily due to: (i) decreased wholesale sales in all of our segments; (ii) the impact of brands that have been licensed or exited; and (iii) the impact of changes in foreign currency exchange rates, which decreased accounts receivable by $4 million.

Inventories decreased $30 million, or 7.2%, to $380 million, compared to the third quarter of 2009, primarily reflecting: (i) improved inventory turns; (ii) the year-over-year impact of decreased sales in our International-Based Direct Brands segment; (iii) the impact of brands that have been licensed or exited; and (iv) an increase in Domestic-Based Direct Brands inventory to support growth initiatives, including retail store expansion. The impact of changes in foreign currency exchange rates decreased inventories by approximately $2 million, or 0.6% in the third quarter of 2010, compared to the third quarter of 2009.

Cash flow from continuing operating activities for the last twelve months was $160 million, including the receipt of $172 million in net income tax refunds and the refund of $24 million to Li & Fung in the third quarter of 2010, as a result of reduced sourcing due to our licensing agreements with JCPenney and QVC for Liz Claiborne branded products.

Debt outstanding decreased $92 million to $737 million compared to $829 million at the end of the third quarter of 2009, inclusive of a $29 million decrease due to changes in foreign currency exchange rates on our euro-denominated notes.

Segment Highlights

Domestic-Based Direct Brands segment — consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, and handbags), e-commerce and licensing operations of our three domestic retail-based operating segments: Juicy Couture, kate spade and Lucky Brand.

Net sales in our Domestic-Based Direct Brands segment in the third quarter were $291 million, increasing $20 million, or 7.4%, reflecting the following:

Net sales for Juicy Couture were $148 million, an 11.3% increase compared to 2009, primarily driven by increases in wholesale non-apparel and outlet. Store counts and key operating metrics are as follows:

•	We ended the quarter with 70 specialty stores and 40 outlet stores, reflecting the net addition over the last 12 months of 5 specialty stores and 7 outlet stores;

•	Average retail square footage in the third quarter was approximately 342 thousand square feet, a 6.2% increase compared to 2009;

•	Sales per square foot for comparable stores for the latest twelve months were $818; and

•
Comparable store sales in our Company-operated stores increased 1.3% in the third quarter. Comparable direct to consumer sales are equivalent to comparable store sales, as 12 months have not yet elapsed from the launch of the Company-owned website.

Net sales for Lucky Brand were $98 million, a 5.5% decrease compared to 2009, primarily driven by decreases in specialty retail, outlet and wholesale non-apparel, partially offset by increases in wholesale apparel and e-commerce. Store counts and key operating metrics are as follows:

•	We ended the quarter with 189 specialty stores and 37 outlet stores, reflecting the net closure over the last 12 months of 4 specialty stores and 9 outlet stores;

•	Average retail square footage in the third quarter was approximately 564 thousand square feet, a 4.2% decrease compared to 2009;

•	Sales per square foot for comparable stores for the latest twelve months were $391; and

•	Comparable store sales in our Company-operated stores decreased 10.2% in the third quarter. Inclusive of e-commerce net sales, direct to consumer comparable sales decreased 7.5%.

Net sales for kate spade were $45 million, a 31.2% increase compared to 2009, primarily driven by increases in wholesale non-apparel, e-commerce and specialty retail. Store counts and key operating metrics are as follows:

•	We ended the quarter with 40 specialty stores and 29 outlet stores, reflecting the net closure over the last 12 months of 7 specialty stores;

•	Average retail square footage in the third quarter was approximately 139 thousand square feet, a 10.6% decrease compared to 2009;

•	Sales per square foot for comparable stores for the latest twelve months were $612; and

•	Comparable store sales in our Company-operated stores increased 18.6% in the third quarter. Inclusive of e-commerce net sales, direct to consumer comparable sales increased 31.8%.

Domestic-Based Direct Brands segment operating income in the third quarter was $5 million (1.6% of net sales), compared to an operating loss of ($7) million ((2.7)% of net sales) in 2009. Domestic-Based Direct Brands segment adjusted operating income in the third quarter was $13 million (4.6% of net sales), compared to an adjusted operating income of $4 million (1.6% of net sales) in 2009.

International-Based Direct Brands segment — consists of the specialty retail, outlet, concession, wholesale apparel, wholesale non-apparel (including accessories, jewelry and handbags), e-commerce and licensing operations of Mexx, our international retail-based operating segment.

Net sales in our International-Based Direct Brands segment were $187 million, a decrease of $37 million, or 16.4%, compared to 2009, primarily driven by decreases in Mexx Europe wholesale and retail, partially offset by increases in Mexx Canada retail and wholesale. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx decreased 11.4% compared to last year. Store counts and key operating metrics are as follows:

•
We ended the quarter with 171 specialty stores, 93 outlets and 149 concessions, reflecting the net addition over the last 12 months of 14 specialty stores and the net closure of 53 concessions (inclusive of the conversion of 3 concessions to specialty retail formats) and 7 outlet stores;

•	Average retail square footage in the third quarter was approximately 1.562 million square feet, a 3.1% increase compared to 2009;

•	Sales per square foot for comparable stores for the latest twelve months were $326; and

•	Comparable store sales in our Company-operated stores decreased 2.6% in the third quarter. Inclusive of e-commerce and concession net sales, direct to consumer comparable sales decreased 1.7%.

International-Based Direct Brands segment operating loss in the third quarter was ($14) million ((7.5)% of net sales), compared to an operating loss of ($19) million ((8.5)% of net sales) in 2009. International-Based Direct Brands segment adjusted operating loss in the third quarter was ($11) million ((5.8)% of net sales), compared to an adjusted operating loss of ($15) million ((6.8)% of net sales) in 2009.

Partnered Brands segment — consists of one operating segment including the wholesale apparel, wholesale non-apparel, specialty retail, outlet, concession, e-commerce and licensing operations of our wholesale-based brands.

Net sales decreased $87 million, or 32.4%, in the third quarter to $180 million, reflecting: (i) an $83 million decrease in our Liz Claiborne family of brands resulting from the transition to the licensing models under the JCPenney and QVC arrangements; and (ii) an increase in our licensed DKNY® Jeans brand, partially offset by a decrease in our AXCESS brand.

Partnered Brands segment operating loss in the third quarter was ($10) million ((5.6)% of net sales), compared to an operating loss of ($32) million ((12.2)% of net sales) in 2009. Partnered Brands segment adjusted operating income in the third quarter was $6 million (3.5% of adjusted net sales), compared to an adjusted operating loss of ($21) million ((7.9)% of net sales) in 2009.

About Liz Claiborne Inc.

Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Juicy Couture, kate spade, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Monet family of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans and DKNY® Active brands. The Liz Claiborne and Claiborne brands are available at JCPenney, the Liz Claiborne New York brand designed by Isaac Mizrahi is available at QVC, and the Dana Buchman and Axcess brands are sold at Kohl’s. Visit www.lizclaiborneinc.com for more information.

Liz Claiborne Inc. Forward-Looking Statement

Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility, may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory; the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level and whether holders of our Convertible Notes issued in June 2009 will, if and when such notes are convertible, elect to convert a substantial portion of such notes, the par value of which we must currently settle in cash; general economic conditions in the United States, Europe and other parts of the world; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; continued restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to successfully implement our long-term strategic plans; our ability to effect a turnaround of our MEXX Europe business; our ability to successfully re-launch our Lucky Brand product offering; our ability to respond to constantly changing consumer demands and tastes and fashion trends, across multiple product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees, both union and non-union; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; risks associated with the implementation of the licensing arrangements with J.C. Penney

Corporation, Inc. and J.C. Penney Company, Inc. and with QVC, Inc., including, without limitation, our ability to efficiently change our operational model and infrastructure as a result of such licensing arrangements, our ability to continue a good working relationship with these licensees and possible changes in our other brand relationships or relationships with other retailers as a result; our ability to complete the closure of our Liz Claiborne branded outlet operations on terms satisfactory to us and the adverse effect such closure may have on our results of operations and cash flow; the outcome of current and future litigations and other proceedings in which we are involved, which may have a material adverse effect on our results of operations and cash flows; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our agreement with Li & Fung Limited, which results in a single foreign buying/sourcing agent for a significant portion of our products; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product and tariffs and other trade barriers, to which our international operations are subject; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products but political activity seeking to re-impose quota has been initiated or threatened; our exposure to domestic and foreign currency fluctuations; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; and such other factors as are set forth in the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission; the Company’s Quarterly Report on Form 10-Q for the period ended April 3, 2010; the Company’s Quarterly Report on Form 10-Q for the period ended July 3, 2010, and the Company’s Quarterly Report on Form 10-Q for the period ended October 2, 2010, in the section in each report entitled “Risk Factors”. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per share data)

	Three Months Ended		Three Months Ended
	October 2, 2010	% of	October 3, 2009	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales

Net Sales	$658,283	100.0%	$761,716	100.0%
Cost of goods sold	320,633	48.7%	416,750	54.7%

Gross Profit	337,650	51.3%	344,966	45.3%
Selling, general & administrative expenses	357,134	54.3%	403,948	53.0%

Operating Loss	(19,484)	(3.0)%	(58,982)	(7.7)%
Other expense, net	(29,539)	(4.5)%	(10,097)	(1.3)%
Interest expense, net	(12,618)	(1.9)%	(17,410)	(2.3)%

Loss Before Provision for Income Taxes	(61,641)	(9.4)%	(86,489)	(11.4)%
Provision for income taxes	875	0.1%	621	0.1%

Loss from Continuing Operations	(62,516)	(9.5)%	(87,110)	(11.4)%
Discontinued operations, net of income taxes	(288)		(3,602)

Net Loss	(62,804)		(90,712)
Net loss attributable to the noncontrolling interest	(110)		(171)

Net Loss Attributable to Liz Claiborne, Inc.	$(62,694)		$(90,541)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(0.66)		$(0.93)

Net Loss Attributable to Liz Claiborne, Inc.	$(0.67)		$(0.96)

Weighted Average Shares, Basic and Diluted (1)	94,259		93,908

(1)
Because the Company incurred a loss from continuing operations for the three months ended October 2, 2010 and October 3, 2009, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per share data)

	Nine Months Ended		Nine Months Ended
	October 2, 2010	% of	October 3, 2009	% of
	(39 Weeks)	Sales	(39 Weeks)	Sales

Net Sales	$1,835,555	100.0%	$2,209,580	100.0%
Cost of goods sold	933,462	50.9%	1,197,294	54.2%

Gross Profit	902,093	49.1%	1,012,286	45.8%
Selling, general & administrative expenses	1,070,568	58.3%	1,205,939	54.6%
Goodwill impairment	—	—	2,785	0.1%
Impairment of other intangible assets	2,594	0.1%	—	—

Operating Loss	(171,069)	(9.3)%	(196,438)	(8.9)%
Other income (expense), net	12,262	0.7%	(11,471)	(0.5)%
Interest expense, net	(47,170)	(2.6)%	(46,862)	(2.1)%

Loss Before Provision (Benefit) for Income Taxes	(205,977)	(11.2)%	(254,771)	(11.5)%
Provision (benefit) for income taxes	6,242	0.3%	(5,830)	(0.3)%

Loss from Continuing Operations	(212,219)	(11.6)%	(248,941)	(11.3)%
Discontinued operations, net of income taxes	(9,822)		(15,639)

Net Loss	(222,041)		(264,580)
Net loss attributable to the noncontrolling interest	(723)		(554)

Net Loss Attributable to Liz Claiborne, Inc.	$(221,318)		$(264,026)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(2.24)		$(2.65)

Net Loss Attributable to Liz Claiborne, Inc.	$(2.35)		$(2.81)

Weighted Average Shares, Basic and Diluted (1)	94,224		93,855

(1)
Because the Company incurred a loss from continuing operations for the nine months ended October 2, 2010 and October 3, 2009, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands)

	October 2, 2010	October 3, 2009
Assets
Current Assets:
Cash and cash equivalents	$16,392	$25,173
Accounts receivable — trade, net	274,989	369,724
Inventories, net	380,435	409,964
Other current assets	98,154	128,554
Assets held for sale	7,052	16,649

Total current assets	777,022	950,064

Property and Equipment, Net	386,153	494,725
Intangibles, Net	226,427	247,285
Other Assets	47,933	33,540

Total Assets	$1,437,535	$1,725,614

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term borrowings	$171,480	$229,066
Convertible Senior Notes	73,662	—
Other current liabilities	463,494	444,827

Total current liabilities	708,636	673,893

Long-Term Debt	491,737	599,520
Other Non-Current Liabilities	226,092	199,544
Stockholders’ Equity	11,070	252,657

Total Liabilities and Stockholders’ Equity	$1,437,535	$1,725,614

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands)

	Nine Months Ended
	October 2, 2010	October 3, 2009
	(39 Weeks)	(39 Weeks)

Cash Flows from Operating Activities:
Net loss	$(222,041)	$(264,580)
Adjustments to arrive at loss from continuing operations	9,822	15,639

Loss from continuing operations	(212,219)	(248,941)

Adjustments to reconcile loss from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	110,356	119,263
Impairment of goodwill and other intangible assets	2,594	2,785
Loss on asset disposals and impairments, including streamlining initiatives, net	24,935	23,349
Share-based compensation	5,114	6,689
Foreign currency gains, net	(11,125)	—
Other, net	(667)	101
Changes in assets and liabilities:
Increase in accounts receivable — trade, net	(16,854)	(19,363)
(Increase) decrease in inventories, net	(58,084)	56,003
(Increase) decrease in other current and non-current assets	(7,625)	26,439
Increase (decrease) in accounts payable	55,239	(20,885)
(Decrease) increase in accrued expenses and other non-current liabilities	(86,979)	843
Net change in income tax assets and liabilities	172,973	94,615
Net cash used in operating activities of discontinued operations	(955)	(13,917)

Net cash (used in) provided by operating activities	(23,297)	26,981

Cash Flows from Investing Activities:
Purchases of property and equipment	(48,663)	(54,451)
Proceeds from sale of property and equipment	1,144	—
Payments for purchases of businesses	(5,000)	(8,755)
Payments for in-store merchandise shops	(1,436)	(5,794)
Investments in and advances to equity investee	(4,033)	—
Other, net	(257)	(270)
Net cash used in investing activities of discontinued operations	(5,599)	(564)

Net cash used in investing activities	(63,844)	(69,834)

Cash Flows from Financing Activities:
Short-term borrowings, net	(6,608)	(9,541)
Proceeds from borrowings under revolving credit agreement	470,295	—
Repayment of borrowings under revolving credit agreement	(361,648)	—
Proceeds from issuance of Convertible Senior Notes	—	90,000
Principal payments under capital lease obligations	(4,627)	(3,246)
Payment of deferred financing fees	(15,001)	(39,130)

Net cash provided by financing activities	82,411	38,083

Effect of Exchange Rate Changes on Cash and Cash Equivalents	750	4,512

Net Change in Cash and Cash Equivalents	(3,980)	(258)
Cash and Cash Equivalents at Beginning of Period	20,372	25,431

Cash and Cash Equivalents at End of Period	$16,392	$25,173

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)

	Three Months Ended		Three Months Ended
	October 2, 2010	% to	October 3, 2009	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$290,501	44.1%	$270,496	35.5%
International-Based Direct Brands	187,456	28.5%	224,353	29.5%
Partnered Brands	180,326	27.4%	266,867	35.0%

Total Net Sales	$658,283	100.0%	$761,716	100.0%

	Three Months Ended		Three Months Ended
	October 2, 2010	% of	October 3, 2009	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING INCOME (LOSS)(a):
Domestic-Based Direct Brands	$4,701	1.6%	$(7,365)	(2.7)%
International-Based Direct Brands	(13,999)	(7.5)%	(19,167)	(8.5)%
Partnered Brands	(10,186)	(5.6)%	(32,450)	(12.2)%

Total Operating Income (Loss)	$(19,484)	(3.0)%	$(58,982)	(7.7)%

	Three Months Ended		Three Months Ended
	October 2, 2010	% to	October 3, 2009	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic	$437,689	66.5%	$506,871	66.5%
International	220,594	33.5%	254,845	33.5%

Total Net Sales	$658,283	100.0%	$761,716	100.0%

	Three Months Ended		Three Months Ended
	October 2, 2010	% of	October 3, 2009	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING LOSS:
Domestic	$(4,850)	(1.1)%	$(29,133)	(5.7)%
International	(14,634)	(6.6)%	(29,849)	(11.7)%

Total Operating Loss	$(19,484)	(3.0)%	$(58,982)	(7.7)%

(a)
Operating income (loss) includes charges related to streamlining initiatives and brand-exiting activities. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)

	Nine Months Ended		Nine Months Ended
	October 2, 2010	% to	October 3, 2009	% to
	(39 Weeks)	Total	(39 weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$773,273	42.1%	$780,895	35.4%
International-Based Direct Brands	531,159	29.0%	621,449	28.1%
Partnered Brands	531,123	28.9%	807,236	36.5%

Total Net Sales	$1,835,555	100.0%	$2,209,580	100.0%

	Nine Months Ended		Nine Months Ended
	October 2, 2010	% of	October 3, 2009	% of
	(39 Weeks)	Sales	(39 weeks)	Sales
OPERATING LOSS(a):
Domestic-Based Direct Brands	$(18,323)	(2.4)%	$(37,659)	(4.8)%
International-Based Direct Brands	(69,632)	(13.1)%	(69,471)	(11.2)%
Partnered Brands	(83,114)	(15.6)%	(89,308)	(11.1)%

Total Operating Loss	$(171,069)	(9.3)%	$(196,438)	(8.9)%

	Nine Months Ended		Nine Months Ended
	October 2, 2010	% to	October 3, 2009	% to
	(39 Weeks)	Total	(39 weeks)	Total
NET SALES:
Domestic	$1,206,569	65.7%	$1,490,434	67.5%
International	628,986	34.3%	719,146	32.5%

Total Net Sales	$1,835,555	100.0%	$2,209,580	100.0%

	Nine Months Ended		Nine Months Ended
	October 2, 2010	% of	October 3, 2009	% of
	(39 Weeks)	Sales	(39 weeks)	Sales
OPERATING LOSS:
Domestic	$(95,094)	(7.9)%	$(100,334)	(6.7)%
International	(75,975)	(12.1)%	(96,104)	(13.4)%

Total Operating Loss	$(171,069)	(9.3)%	$(196,438)	(8.9)%

(a)
Operating loss includes charges related to streamlining initiatives and brand-exiting activities and impairment of goodwill and other intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following tables provide reconciliations of (i) Loss from Continuing Operations Attributable to Liz Claiborne, Inc. to Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a) and (ii) Operating Loss to Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(62,406)	$(86,939)	$(211,496)	$(248,387)
Streamlining initiatives and brand-exiting activities (b)(c)	27,752	26,838	77,805	73,617
Impairment of goodwill and other intangible assets	—	—	2,594	2,785
Interest expense (d)	—	—	6,925	—
Benefit for income taxes	11,906	20,258	48,630	52,659

Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a)	$(22,748)	$(39,843)	$(75,542)	$(119,326)

Operating Loss	$(19,484)	$(58,982)	$(171,069)	$(196,438)
Streamlining initiatives and brand-exiting activities (b)(c)	27,752	26,838	77,805	73,617
Impairment of goodwill and other intangible assets	—	—	2,594	2,785

Adjusted Operating Income (Loss) (a)	8,268	(32,144)	(90,670)	(120,036)

Adjusted interest expense, net (e)	(12,618)	(17,410)	(40,245)	(46,862)
Other (expense) income, net	(29,539)	(10,097)	12,262	(11,471)
Net loss attributable to the noncontrolling interest	(110)	(171)	(723)	(554)
Benefit for income taxes	(11,031)	(19,637)	(42,388)	(58,489)

Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a)	$(22,748)	$(39,843)	$(75,542)	$(119,326)

Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. (f)	$(0.24)	$(0.42)	$(0.80)	$(1.27)

(a)
Adjusted Operating Income (Loss) excludes streamlining initiatives and brand-exiting activities and impairment of goodwill and other intangible assets. In addition to those items, Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc. and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. exclude non-cash write-offs of debt issuance costs.

(b)	During the three and nine months ended October 2, 2010 and October 3, 2009, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(39 Weeks)

Payroll, contract termination costs, asset write-downs and other costs	$23,447	$26,505	$70,279	$73,685
Store closure and other brand-exiting activities	4,305	333	7,526	(68)

	$27,752	$26,838	$77,805	$73,617

(c)	Excludes a non-cash impairment charge of $386 primarily related to Liz Claiborne merchandising rights for the nine months ended October 2, 2010.

(d)	Represents a non-cash write-off of debt issuance costs associated with the amended and restated revolving credit facility for the nine months ended October 2, 2010.

(e)	Excludes a non-cash write-off of debt issuance costs associated with the amended and restated revolving credit facility for the nine months ended October 2, 2010.

(f)
As the Company incurred an adjusted loss from continuing operations attributable to Liz Claiborne, Inc. for the three and nine months ended October 2, 2010 and October 3, 2009, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Net Sales to Adjusted Net Sales, which excludes Store Closure and Brand-Exiting Activities and of Operating Income (Loss) to Adjusted Operating Income (Loss), which excludes Streamlining Initiatives and Brand-Exiting Activities.

	Three Months Ended
	October 2, 2010 (13 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$290,501	$187,456	$180,326	$658,283
Store Closure and Brand-Exiting Activities	—	—	(16,639)	(16,639)

Adjusted Net Sales	$290,501	$187,456	$163,687	$641,644

Operating Income (Loss):
As Reported	$4,701	$(13,999)	$(10,186)	$(19,484)
Streamlining Initiatives and Brand-Exiting Activities	8,721	3,163	15,868	27,752

Adjusted Operating Income (Loss)	$13,422	$(10,836)	$5,682	$8,268

% of Net Sales	4.6%	(5.8)%	3.5%	1.3%

	Three Months Ended
	October 3, 2009 (13 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$270,496	$224,353	$266,867	$761,716

Operating Loss:
As Reported	$(7,365)	$(19,167)	$(32,450)	$(58,982)
Streamlining Initiatives and Brand-Exiting Activities	11,561	3,892	11,385	26,838

Adjusted Operating Income (Loss)	$4,196	$(15,275)	$(21,065)	$(32,144)

% of Net Sales	1.6%	(6.8)%	(7.9)%	(4.2)%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Net Sales to Adjusted Net Sales, which excludes Store Closure and Brand-Exiting Activities and of Operating Loss to Adjusted Operating Income (Loss), which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets.

	Nine Months Ended
	October 2, 2010 (39 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$773,273	$531,159	$531,123	$1,835,555
Store Closure and Brand-Exiting Activities	—	—	(16,639)	(16,639)

Adjusted Net Sales	$773,273	$531,159	$514,484	$1,818,916

Operating Loss:
As Reported	$(18,323)	$(69,632)	$(83,114)	$(171,069)
Streamlining Initiatives and Brand-Exiting Activities	20,400	6,390	51,015	77,805
Impairment of Other Intangible Assets	339	—	2,255	2,594

Adjusted Operating Income (Loss)	$2,416	$(63,242)	$(29,844)	$(90,670)

% of Net Sales	0.3%	(11.9)%	(5.8)%	(5.0)%

	Nine Months Ended
	October 3, 2009 (39 Weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$780,895	$621,449	$807,236	$2,209,580

Operating Loss:
As Reported	$(37,659)	$(69,471)	$(89,308)	$(196,438)
Streamlining Initiatives and Brand-Exiting Activities	23,698	18,315	31,604	73,617
Goodwill Impairment	—	—	2,785	2,785

Adjusted Operating Loss	$(13,961)	$(51,156)	$(54,919)	$(120,036)

% of Net Sales	(1.8)%	(8.2)%	(6.8)%	(5.4)%

LIZ CLAIBORNE INC.
AVAILABILITY UNDER REVOLVING CREDIT FACILITY
(In thousands)

October 2, 2010

Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$428,023

Outstanding Borrowings	167,327

Letters of Credit Issued	25,992

Available Capacity	$156,681

Excess Capacity (b)	$111,681

(a)	Availability under the revolving credit facility is the lesser $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)	Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $45 million.